EXHIBIT 10.23

                                   AMENDMENT


       Metalclad Corporation ( Company ) and Anthony C. Dabbene ( Employee ) amend their Employment Agreement, dated July 10, 1996, as follows:

       1.  TERM:  The term is extended to July 22, 1998.

       2. COMPENSATION: Base salary is increased to $180,000 per year effective May 1, 1997. Annual Christmas Bonus is increased to 20%.

       3. OTHER TERMS: All other terms and conditions not amended herein shall remain in full force and effect for the life of the contract.

  Dated this 22nd day of July, 1997.


  METALCLAD CORPORATION



  By:
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     Grant S. Kesler, President


  EMPLOYEE


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  Anthony C. Dabbene